EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS THIRD QUARTER

GREENVILLE, S.C. (January 30, 2013) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third fiscal quarter and nine months ended December 31, 2012. The Company’s results highlight the strong demand for its loan product, its ongoing focus on expense control, its close management of credit risks and the contribution from new offices.

Net income for the third quarter rose 5.6% to $20.7 million compared to $19.6 million for the same quarter of the prior year.  Net income per diluted share increased 21.5% to $1.58 in the third quarter of fiscal 2013 compared to $1.30 in the prior year’s third quarter.  This was the Company’s 48th consecutive year-over-year quarterly increase in diluted earnings per share.

Total revenues increased to $149.6 million in the third quarter of fiscal 2013, a 10.1% increase over the $135.9 million reported in the third quarter last year.  The primary driver for the growth in revenue was an 11.3% increase in average net loans and the associated growth in interest and fees.  Gross loans outstanding increased 11.0% to $1.2 billion at December 31, 2012, up from $1.1 billion at December 31, 2011. Interest and fees rose 11.3% to $130.3 million in the third quarter of fiscal 2013 compared to $117.1 million in the third quarter of fiscal 2012.

Sandy McLean, CEO, stated, “The Company’s growth in earnings per share has also benefitted from our ongoing share repurchase program during the current fiscal year.  We continue to use our excellent cash flow and strong financial position to fund our growth while repurchasing shares.”  Over the past nine months, the Company has repurchased 2,017,677 shares of its common stock, representing a 13.1% decrease in diluted weighted average shares outstanding compared with the third quarter of last fiscal year.

Mr. McLean stated, “Our net charge-offs as a percentage of average net loans remained near historical levels at 15.6% on an annualized basis during the latest quarter compared to 15.9% in the third quarter of the prior year.”  The Company’s past due loans, as measured by those that are 61+ days delinquent on a contractual basis, remained constant at 4.3% when comparing the two quarterly periods.

The provision for loan losses rose 3.6% to $37.4 million in the third quarter of fiscal 2013 compared to the third quarter of fiscal 2012, primarily due to the growth in the allowance for loan losses on the 11.0% increase in the loan portfolio.  This increase was offset by a decrease in the Company’s net charge-offs.  “We remain focused on monitoring our loan portfolio in light of the difficult economy and we believe that our allowance for loan losses is adequate based on current trends,” noted Mr. McLean.

The Company’s general and administrative expenses rose to $74.8 million in the third quarter of fiscal 2013 compared with $66.2 million in the third quarter of the prior fiscal year. As a percent of total revenues, general and administrative expenses increased to 50.0% during the current quarter compared to 48.7% during the prior year quarter.

The Company’s effective tax rate was lower in the third quarter of the prior fiscal year due to an $882,000 tax benefit related to the reduction of its effective rate for state income taxes.  The effective tax rate was 35.3% for the third quarter of fiscal 2012 compared to 37.4% in the third quarter of fiscal 2013.

Other key return ratios for the period included a 13.0% return on average assets and a 26.0% return on average equity (both on a trailing 12 month basis).

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WRLD Reports Record Third Quarter

January 30, 2013

Nine-Month Results

For the first nine-months of the fiscal year, net income rose 5.0% to $66.2 million compared to $63.1 million for the nine-months ended December 31, 2011.  Fully diluted net income per share rose 20.8% to $4.93 in the first nine-months of fiscal 2013 compared to $4.08 for the first nine-months of fiscal 2012. Diluted weighted average shares outstanding were down 13.1% to 13.4 million for the first nine months of fiscal 2013 compared with the same period in fiscal 2012, benefiting from the Company’s stock repurchase program.

Total revenues for the first nine-months of fiscal 2013 rose 7.8% to $421.9 million compared to $391.2 million during the corresponding period of the previous year.  Annualized net charge-offs as a percent of average net loans decreased from 14.4% during the prior year nine-month period to 14.0% for the first nine-months of fiscal 2013.

During the first nine-months of the fiscal year, the Company opened 49 new offices, purchased three offices and closed three nonperforming offices, resulting in a total of 1,186 offices at December 31, 2012.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,186 offices in 13 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practical. Interested parties may participate in this call by dialing 1-888-364-3108, passcode 3428156.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=91475.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation.    These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

MORE

WRLD Reports Third Quarter Results

January 30, 2013

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Interest & fees	$130,312	$117,113	$367,429	$340,694
Insurance & other	19,328	18,833	54,445	50,547
Total revenues	149,640	135,946	421,874	391,241
Expenses:
Provision for loan losses	37,395	36,109	93,412	89,005
General and administrative expenses
Personnel	48,319	42,098	141,402	127,475
Occupancy & equipment	9,110	8,343	26,891	25,282
Advertising	6,535	5,854	11,981	11,336
Intangible amortization	329	415	1,037	1,282
Other	10,505	9,524	28,804	26,836
	74,798	66,234	210,115	192,211
Interest expense	4,404	3,338	12,396	10,669
Total expenses	116,597	105,681	315,923	291,885
Income before taxes	33,043	30,265	105,951	99,356
Income taxes	12,369	10,683	39,761	36,288
Net income	$20,674	$19,582	$66,190	$63,068
Diluted earnings per share	$1.58	$1.30	$4.93	$4.08
Diluted weighted average shares outstanding	13,100	15,120	13,431	15,454

Consolidated Balance Sheets
(unaudited and in thousands)

	December 31,	March 31,	December 31,
	2012	2012	2011
ASSETS
Cash	$17,174	$10,768	$14,266
Gross loans receivable	1,183,706	972,723	1,066,078
Less: Unearned interest & fees	(324,731)	(257,638)	(287,849)
Allowance for loan losses	(66,804)	(54,507)	(61,119)
Loans receivable, net	792,171	660,578	717,110
Property and equipment, net	24,105	23,486	22,820
Deferred income taxes	28,248	18,474	20,632
Goodwill	5,896	5,691	5,634
Intangibles	4,661	5,479	5,725
Other assets	11,929	10,527	10,367
	$884,184	$735,003	$796,554

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	492,700	279,250	328,915
Income tax payable	5,190	11,528	5,443
Accounts payable and accrued expenses	26,786	25,350	22,685
Total liabilities	524,676	316,128	357,043
Shareholders' equity	359,508	418,875	439,511
	$884,184	$735,003	$796,554

MORE

WRLD Reports Third Quarter Results

January 30, 2013

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Expenses as a percent of total revenues:
Provision for loan losses	25.0%	26.6%	22.1%	22.7%
General and administrative expenses	50.0%	48.7%	49.8%	49.1%
Interest expense	2.9%	2.5%	2.9%	2.7%

Average gross loans receivable	$1,124,333	$1,003,584	$1,063,557	$956,723

Average loans receivable	$816,671	$733,613	$774,896	$700,266

Loan volume	$865,507	$816,093	$2,379,209	$2,222,189

Net charge-offs as percent of average loans	15.6%	15.9%	14.0%	14.4%

Return on average assets (trailing 12 months)	13.0%	13.4%	13.0%	13.4%

Return on average equity (trailing 12 months)	26.0%	22.8%	26.0%	22.8%

Offices opened (closed) during the period, net	13	12	49	53

Offices open at end of period	1,186	1,120	1,186	1,120

END